Exhibit 99.2

Second-Quarter 2007 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

The Oilfield Services pretax return on sales for the second quarter of 2007 was 30.4% versus 29.5% in the first quarter of 2007.

Q2)	What is the capex guidance for 2007?

Oilfield Services capex is expected to approach $2.7 billion for the full year 2007, an increase of 29% over 2006.

B)	WesternGeco

Q3)	What was the dollar amount of multiclient surveys capitalized in the second quarter of 2007?

WesternGeco capitalized $61 million of multiclient surveys in the second quarter.

Q4)	What multiclient sales were made in the second quarter of 2007?

Multiclient sales, including transfer fees, reached $206 million in the second quarter of 2007.

Q5)	What is the capex guidance for 2007?

WesternGeco capex is expected to reach $410 million in 2007—excluding $270 million of significantly pre-funded multiclient surveys—versus $345 million and $180 million respectively in 2006.

Q6)	What was WesternGeco backlog at the end of the second quarter of 2007?

WesternGeco backlog was $1.35 billion at the end of the second quarter.

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C)	Schlumberger Limited

Q7)	What were the Schlumberger pretax and after-tax returns-on-sales for the second quarter of 2007?

The pretax return on sales was 28.7% for the second quarter—versus 28.4% in the first quarter.

The after-tax return on sales was 22.3% for the second quarter compared to 21.6% in the first quarter.

Q8)	What was stock-based compensation expense for the second quarter of 2007? What is it estimated to be for the full year 2007?

The stock-based compensation expense for the second quarter was $34 million, or $0.03 per share.

Total stock-based compensation expense in 2007 is currently estimated to be approximately $140 million, or $0.11 per share.

Q9)	What was net debt† at the end of the quarter?

Net debt was $2.1 billion as of June 30, 2007, compared to $2.8 billion at the end of the first quarter.

Significant liquidity events during the quarter included $172 million for the stock buyback program and $802 million of capital expenditures. In addition, during the quarter $396 million of the $975 million 1.5% Series A Convertible Debentures due June 1, 2023 were converted by holders into 10.96 million shares of Schlumberger common stock.

†Net debt is gross debt less cash, short-term investments as well as fixed-income investments held to maturity.

Q10)	What is included in “Interest and Other Income”?

“Interest and Other Income” for the second quarter of 2007 consisted of the following:

(in millions)
Interest Income	$35
Equity in net earnings of affiliated companies	62

$97

Q11)	How did interest income and interest expense change during the quarter?

Interest income of $35 million increased $0.4 million sequentially. Interest expense of $66 million decreased $2 million sequentially.

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Q12)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $27 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

Q13)	Why is there a difference between the Schlumberger pretax income before interest, and the pretax income of the two business segments?

The $78 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation costs.

Q14)	How does Schlumberger compute basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated by first adding back to net income the interest expense on the convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of the adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation.

The shares from the potential conversion of the convertible debentures at June 30, 2007 were 27 million, and the interest expense on the convertible debentures was $6.6 million for the second quarter.

Q15)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE was 35.2% in the second quarter of 2007, versus 35.3% in the first quarter of 2007 and 34.3% in the second quarter of 2006.

† ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense—Interest Income—Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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Q16)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate in the second quarter of 2007 was 22.3% compared to 24.0% in the prior quarter. This decrease was primarily due to the geographic mix of earnings in both Oilfield Services and WesternGeco during the quarter.

Given the evolution of the geographic mix of activity in Oilfield Services and WesternGeco, we expect the ETR for full year 2007 to be slightly lower than the rate for 2006.

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This document, the second-quarter 2007 earnings release and other statements we make contain forward-looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; effective tax rate; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock buy-back program; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our second-quarter 2007 earnings release, our most recent Form10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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